“Exhibit 99.1”

99¢ ONLY STORES® REPORTS TOTAL SALES OF $290.7 MILLION
AND AN INCREASE IN SAME-STORE SALES OF 1.5% FOR THE
FOURTH QUARTER OF FISCAL 2008 ENDED MARCH 29, 2008

COMMERCE, CA – April 9, 2008 ― 99¢ Only Stores® (NYSE:NDN) (the "Company") today reports total sales of $290.7 million for the fourth quarter of fiscal 2008 ended March 29, 2008. This represents an increase of 4.6% over total sales of $277.9 million for the same quarter last year.  Retail sales for the quarter ended March 29, 2008 were $280.9 million, up 5.1% from retail sales of $267.2 million for the same quarter last year.  The fourth quarter of fiscal 2008 contained 89 days of sales compared to 90 days of sales for the fourth quarter of fiscal 2007 due to our recent change in fiscal year to a retail calendar year.

The Company's same-store-sales for the fourth quarter ended Saturday March 29, 2008 increased 1.5% versus the 89-day period ended Saturday March 31, 2007.  For the fourth quarter of 2008, the number of overall same-store-sales transactions increased by 1.6% while the average transaction size was essentially flat at $9.43.  The fourth quarter of 2008 included the entire Easter holiday selling season, which positively impacted same-store-sales, but also included January 1, 2008, which negatively impacted same-store-sales, compared to the 89-day period ended Saturday March 31, 2007, which does not include New Years Day.

Eric Schiffer, CEO of 99¢ Only Stores®, stated, “We achieved same-store-sales growth of 1.5% for the fourth quarter, representing our tenth consecutive quarter of same-store-sales growth and, we believe, demonstrating the strength of our concept.  This growth was primarily due to increased customer traffic, more transactions and the Easter selling season, our third busiest holiday, occurring entirely in the fourth quarter compared to Easter falling on April 8th last year. We will also see a negative impact on our same-store-sales comparison for the first nine days in the first quarter of fiscal 2009 as a result of this Easter season shift.”

“We believe our increased number of transactions was primarily driven by new customers.  Furthermore, as we attract new customers during tough economic times, and as these new customers become more familiar with our stores and assortment of quality name-brand consumables, priced at an excellent value, we would expect their average ticket to increase over time.  However, the positive impact from growth in new customers will likely be somewhat offset by our current customers having less disposable income to spend in our stores.”

“Although we were able to offset most price increases with our new variable pricing, sales for the fourth quarter were lower than planned primarily due to soft Easter sales and not being able to carry several key items during the fourth quarter due to vendor price increases.  We believe that our average ticket was negatively affected by the temporary loss of these staple items which the majority we have already brought back, or expect to bring back this quarter, in new pricing or product packaging configurations.  If we are not able to bring back and maintain the majority of these items, or if other key items exceed the price at which we can profitably offer them, this may continue to negatively impact our sales in fiscal 2009.”

Total sales for the fiscal year ended March 29, 2008 were $1,199.5 million, up 8.6% over sales of $1,104.7 million for the fiscal year ended March 31, 2007.  Total retail sales for the fiscal year ended March 29, 2008 were $1,159.0 million, up 8.9% over sales of $1,064.5 million for the fiscal year ended March 31, 2007.  Full year fiscal 2008 contained 364 days of sales compared to 365 days of sales for the full year fiscal 2007 due to our recent change in fiscal year to a retail calendar year.  Same-store-sales for the fiscal year ended March 29, 2008 increased 4.0% versus the 364-day period ended March 31, 2007.

Average annual sales per store for all stores open for at least 15 months as of March 29, 2008 were $4.6 million, up from $4.4 million for the fiscal year ended March 31, 2007.  Average annual Texas store sales for the fiscal year ended March 29, 2008 were $2.6 million, based on 35 stores, up from $2.4 million for the fiscal year ended March 31, 2007, based on 36 stores.  Average annual non-Texas store sales for the fiscal year ended March 29, 2008 were $4.9 million, based on 208 stores, up from $4.8 million for the fiscal year ended March 31, 2007, based on 193 stores.  Excluding two impaired stores in Texas, average annual Texas store sales for the fiscal year ended March 29, 2008 were $2.7 million.

Annual sales per estimated saleable square foot for all stores open for at least 15 months as of March 29, 2008, increased to $265 from $253 for all stores open for at least 15 months as of March 31, 2007.  Annual sales per estimated saleable square foot increased for Texas stores to $122 from $119 and increased to $292 from $283 for non-Texas stores.  Excluding two impaired stores in Texas, annual sales per estimated saleable square foot for Texas was $134 as of March 29, 2008.

During the quarter ended March 29, 2008, the Company opened five stores and closed two Texas stores.  During the twelve retail months ended March 29, 2008, the Company opened 16 stores, with nine located in California and seven in Texas. Gross and saleable retail square footage at the end of the quarter ended March 29, 2008 was 5.76 million and 4.52 million, an increase over last year of 4.2% and 4.2%, respectively.  The average size store opened during fiscal 2008 was 17,707 gross square feet and the average size store companywide as of March 29, 2008 was 21,722 gross square feet.  As of March 29, 2008, the Company had 265 stores, up 5.6% compared to 251 stores as of March 31, 2007.

Mr. Schiffer added, “During fiscal 2009, we plan to open approximately 6-8% new stores with about 70-75% expected to be in California, 15-20% in Texas, and 10% in Arizona and Nevada.”

Bargain Wholesale sales for the three months ended March 29, 2008 were $9.8 million compared to sales of $10.8 million in the same quarter last year, a decrease of 9.4%.  Bargain Wholesale sales for the 364 days ended March 29, 2008 were $40.5 million, up 0.8% over sales of $40.2 million for the 365 days ended March 31, 2007.

Mr. Schiffer concluded, “I am pleased with the initial results of our variable pricing strategy.  Although we have observed that unit sales of some products have decreased slightly, we have seen product cost margin dollars increase as a result of variable pricing.  We will continue to evaluate our pricing initiatives and refine them as necessary in order to maximize our margins while still offering our customers a great value.  I look forward to providing a more thorough update on our fourth quarter, as well as providing an update on our profit improvement plan in our year-end earnings release and related conference call during the second week of June 2008.”

The Company’s new retail fiscal calendar will conform the fiscal quarters to end on the Saturday prior to the calendar quarter end.  In fiscal 2009, the first quarter will be from March 30 to June 28, 2008, the second quarter from June 29 to September 27, the third quarter from September 28 to December 27 and the fourth quarter from December 28, 2008 to March 28, 2009.

About 99¢ Only Stores®
99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 265 extreme value retail stores with 186 in California, 46 in Texas, 22 in Arizona and 11 in Nevada, and also operates a wholesale division, Bargain Wholesale. 99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores, where nothing is ever over 99¢.   The Company’s New York Stock Exchange symbol is NDN.

Safe Harbor Statement
We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, new store openings and trends affecting the financial condition or results of operations of the Company. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the Company’s website at http://www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293.